UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Nautilus, Inc.

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Nautilus, Inc. mailed a letter to its shareholders on November 23, 2007. The text of the letter follows:

November 23, 2007

Dear Fellow Shareholder:

Edward Bramson and Sherborne, Bramson’s hedge fund, have requested a special shareholder meeting, scheduled for December 18, 2007, in order to replace a majority of the Nautilus Board of Directors. If Sherborne’s proposals are approved, Bramson and the other Sherborne nominees will control your Board. Based upon the strategy previously outlined by Sherborne, giving Bramson and his nominees control of your Board could result in the reversal of many of the actions already undertaken by your Board and management to increase the value of your investment. In addition, approval of Sherborne’s proposals would leave control of your company in the hands of individuals with no apparent fitness industry experience and individuals who have not provided any new ideas that your Board believes would build shareholder value.

This is an important time in Nautilus’ history. Your Board and management team are implementing their strategy to further enhance our brands and to bolster our strong industry leadership position. We have taken important steps to focus on our core fitness equipment business and to restructure our businesses and organization in order for Nautilus to grow into a highly profitable, global leader. Your Board believes that the actions already underway at Nautilus will build value for all shareholders.

Your Board unanimously urges you to vote AGAINST Sherborne’s proposal to remove a majority of your Board on the enclosed WHITE proxy card TODAY—by telephone, Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

WE HAVE OUTSTANDING BRANDS AND AN INDUSTRY LEADERSHIP POSITION

We Are Taking Action to Deliver Value to ALL Shareholders

Your Board, together with Nautilus management, is in the midst of executing a turnaround plan to build value for you. Among the first wave of accomplishments, we are:

•	Eliminating approximately $10 million in annual fixed expenses by reducing our workforce by approximately 140 employees, or 9 percent of our entire employee base.

•	Divesting non-core assets, including engaging a leading investment bank to explore the sale of our technical apparel and footwear business, Pearl iZUMi.

•	Implementing an inventory reduction plan to decrease our inventory and increase cash by $20 million by the end of 2007.

•	Developing a global profitability and growth strategy for our company’s commercial, direct and retail business lines.

•

Improving the financial terms for our previously announced acquisition of Land America (our largest contract manufacturer) by $7 million and negotiating a deferral of $22.5 million in payments for an additional ten months.

We Are Convinced We Have the Plan to Build Nautilus

into a Highly Profitable, Global Leader

Direct Response Business

We are redeveloping our direct response business by focusing on core tactics with proven returns on investment in this $1 billion market. We are focused on achieving profitable sales by targeting the best opportunities for actual sales, utilizing effective print and TV advertising, and continuing to eliminate product and channel confusion on the Internet. To that end, we are:

•

Finishing a multi-year roadmap that more clearly segments products, brands and channels. The direct response business requires unique products with unwavering segmentation, and that is what the Nautilus direct response business will have.

•	Employing sophisticated analyses to optimize our media spending, because certain rates for cable advertising have risen 500 to 1,000 percent in the last few years.

•	Applying our advertising investment smoothly across the quarter, while refining creative approaches that break through a cluttered space and selectively deploying new media.

Retail Business

We are also recalibrating our retail product assortments this winter. This will improve our retail strategy by shifting away from reliance on sales of home exercise gyms in the retail sales chain. We are pursuing this $3.5 billion retail fitness market by targeting sales of more Schwinn®Fitness upright and recumbent bikes as well as Schwinn ellipticals, along with a more modest presence of strength offerings. Our retail strategy involves:

•

Preparing for winter 2007-08 product assortments at 6,200 U.S. retail locations and 600 Canadian retail locations. Additionally, our product assortments have expanded at 8 of our top 10 customers, while remaining the same at the other 2 top customers.

•	Testing comprehensive product assortments at 30 retail locations in Australia and New Zealand.

•	Working with two large retailers to significantly increase their product assortments for the fitness season beginning fall 2008, including proper merchandising to support sell-through.

Commercial Business

We are expanding our commercial business led by our industry-leading strength equipment and our breakthrough Nautilus TreadClimber. Our products also include StairMaster stepping products and Schwinn indoor cycles for groups. We are targeting large fitness clubs as well as other commercial equipment buyers such as apartment complexes, hotels and other institutions around the world. This segment is $1 billion domestically, and represents a large opportunity in the global fitness market.

We intend to continue growing our commercial revenues on a global basis by targeting key accounts. For example, Nautilus TreadClimber units can now be found in Fitness First (world’s largest fitness club), 24 Hour Fitness, Virgin Active, JJB, David Lloyd, Goodlife in Canada, Genesis in Australia, Talwalkers in India, YMCAs and other clubs around the world. Our international commercial business is on track for another healthy year of 15 to 20 percent sales growth. Our plans to continue building our commercial business include:

•	Undertaking a detailed review to improve the cost of goods profile of commercial products, including freight, components, manufacturing, packaging and delivery.

•	Introducing our revolutionary new Nautilus One line of circuit strength equipment at clubs globally in 4Q 2007, with weight that is adjusted by a simple dial instead of pins and clanking weights.

•	Strategically transitioning our business to rely upon our own field staff rather than distributors.

•	Preparing for a relaunch of StairMaster products, celebrating 25 years of excellence in stepping technologies for fitness.

•	Pursuing substantial partnerships in the hospitality space.

In addition to restructuring the way we look at each of our products, your Nautilus Board and management are also restructuring the Nautilus organization. We are finalizing a new organizational structure, which includes the addition of two general managers to oversee product lines from idea through the entire product life, and the hiring of a chief marketing officer. This organizational design mirrors the business unit matrix structure employed by Nike in the 1990s during which the organization’s sales quadrupled—an organizational structure with which your management team has direct experience.

Finally, Nautilus has previously announced its acquisition of Land America, our largest contract manufacturer in Asia (expected to close in January 2008). Land America not only presents an immediate benefit of 150-200 basis points of margin improvement, but creates an opportunity to consolidate our Asian suppliers from 12 to between 3 and 5.

In addition, the factory can make components for commercial equipment, reducing our need to outsource.

SHOULD ONE SHAREHOLDER’S NOMINEES CONTROL NAUTILUS?

The Company does not believe that now is the time for Bramson and the other Sherborne nominees to take control of your Board. Bramson and the other Sherborne nominees, with no apparent experience in the fitness industry, have offered few insights about how they would improve Nautilus. Instead, Sherborne’s strategy would reverse many of the actions your board has recently undertaken to build shareholder value and would replace your company’s newly appointed CEO with two additional CEOs before Bramson’s “turnaround plans” are complete and without giving the your Board and management the opportunity to complete its turnaround plan.

In the interest of working productively with Sherborne to build value for all shareholders, your Board previously offered Sherborne board representation in proportion to Sherborne’s ownership in Nautilus. The Board also offered Sherborne representation on a new, significant board committee which would be formed to help oversee our turnaround efforts—efforts which we are in the midst of implementing. Despite all of your Board’s and management’s efforts to work constructively with Sherborne, Bramson turned the offer down. Instead, Sherborne is seeking to have its nominees gain control of your Board, even though Sherborne does not own a controlling economic or voting interest in your company and Bramson’s record in running companies is checkered.

If Bramson and the other Sherborne nominees are elected, Sherborne says it reserves the right to seek reimbursement from Nautilus for Sherborne’s campaign costs for the special meeting—and Sherborne “does not intend to submit the question of such reimbursement to a vote of Nautilus’ security holders.” Bramson seems to expect Nautilus to take money out of your pocket and put it in Sherborne’s, in order to reimburse Sherborne’s expenses for the special meeting that it requested.

Your Board believes that the changes proposed by Sherborne would disrupt our strategic turnaround and adversely impact the value of your investment. As was reported in the company’s last letter, Ampex recently reported that it is on the verge of bankruptcy just months after Bramson left as its CEO. Ask yourself whether Bramson and the other Sherborne nominees—with no new ideas to deliver shareholder value and no relevant fitness industry experience—deserve control of your company.

Although your Board does not believe that it should be controlled by the nominees of only one shareholder, your Board believes that all shareholders could benefit from shareholder representation on the Board during our restructuring. Therefore, if Nautilus is successful in preventing Bramson and the other Sherborne nominees from taking control of your Board, Nautilus will offer Board representation to both Sherborne and our next largest shareholder, Sun Capital Securities, LLC.

THE STAKES ARE HIGH. THE CHOICE IS CLEAR. YOUR VOTE IS IMPORTANT.

Your Board and management team are confident that we are on the right path to a stronger future for Nautilus and increased value for all shareholders. We see no reason to turn back the clock to antiquated business strategies or to give control of your Board to Bramson and the other Sherborne nominees. With your support—and your vote on the enclosed WHITE proxy card—we can send Bramson and Sherborne a strong message by soundly rejecting their proposals. Please use the enclosed WHITE proxy card to vote AGAINST the removal of your directors TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card.

Very truly yours,

Bob Falcone

President, Chief Executive Officer

and Chairman of the Board of Directors

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Shareholders call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT
We urge you NOT to sign any Green proxy card sent to you by Sherborne.

If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Safe Harbor Statement:

Certain information included herein and in other company releases, reports or documents may contain forward-looking statements, including statements concerning estimated future sales and earnings, new product introduction, and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

In connection with the solicitation of proxies, Nautilus has filed with the SEC and mailed to shareholders a definitive proxy statement (the “Proxy Statement”). The Proxy Statement contains detailed information about Nautilus, the special meeting and individuals who are deemed to be participants in Nautilus’ solicitation of proxies. Nautilus’ shareholders are urged to read the Proxy Statement carefully in its entirety. Shareholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Nautilus through the website maintained by the SEC at www.sec.gov or at Nautilus’ website at www.nautilusinc.com.